                                                                    EXHIBIT 3(d)

                          CERTIFICATE OF DESIGNATION,
                       PREFERENCES AND RIGHTS OF SERIES A
                         PARTICIPATING PREFERRED STOCK
                                       OF
                          TESORO PETROLEUM CORPORATION

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    We, Robert V. West, Jr., Chairman of the Board and Chief Executive Officer, and John H. Whitworth, Jr., Assistant Secretary, of Tesoro Petroleum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof DO HEREBY CERTIFY:

    That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, the said Board of Directors on November 27, 1985 adopted the following resolutions creating a series of 250,000 shares of the Preferred Stock without par value classified as Series A Participating Preferred Stock:

    RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as 'Series A Participating Preferred Stock' (the 'Series A Preferred Stock') and the number of shares constituting such series shall be 250,000.

    Section 2. DIVIDENDS AND DISTRIBUTIONS. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a 'Quarterly Dividend Payment Date'), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.16 2/3 per share, of the Corporation (the 'Common Stock') since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If on any Quarterly Dividend Payment Date the Corporation's Certificate of Incorporation shall limit the amount of dividends which may be paid on the Series A Preferred Stock to an amount less than that provided above, such dividends will be paid in the maximum permissible amount and the shortfall from the amount provided above shall be a cumulative dividend requirement and be carried forward to subsequent Quarterly Dividend Payment Dates.

    In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the second preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    When, as and if the Corporation shall declare a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), the Corporation shall at the same time declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared by the Board of Directors, on such subsequent Quarterly Dividend Payment Date.

    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or if the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the relevant Quarterly Dividend Payment Date.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

        (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock or (iii) increase by 20% or more, other than through the methods referred to in subclauses (i) and (ii) above, the shares of Common Stock outstanding as compared with the shares of Common Stock outstanding on the date hereof, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other capital stock of the Corporation at the time entitled thereto shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation and notwithstanding that the holders of Series A Preferred Stock, voting as a class, may be entitled to elect two directors as hereinafter provided, they shall be entitled to participate with the Common Stock (or any other capital stock as aforesaid), in the election of any other directors.

        (C) In case at any time six or more full quarterly dividends (whether consecutive or not) on the Series A Preferred Stock shall be in arrears, then during the period (hereinafter in this Section 3(C) called the 'Voting Period') commencing with such time and ending with the time when all arrears in dividends on the Series A Preferred Stock shall have been paid and the full dividend on the Series A Preferred Stock for the then current quarterly dividend period shall have been declared and paid or set aside for payment, at any meeting of the stockholders of the Corporation held for the election of directors during the Voting Period, the holders of Series A Preferred Stock present in person or represented by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the Corporation, to elect two directors of the Corporation, each share of Series A Preferred Stock entitling the holder to one vote.

        Any director who shall have been elected by holders of Series A Preferred Stock or by any director so elected as herein contemplated, may be removed at any time during a Voting Period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Voting Period by the holders of Series A Preferred Stock present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the Corporation to replace a director elected by holders of Series A Preferred Stock or elected by a director as in this sentence provided shall be elected by the remaining director theretofore elected by the holders of Series A Preferred Stock. At the end of the Voting Period the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this
    Section 3(C) but subject always to the subsequent vesting hereunder of voting power in the holders of Series A Preferred Stock in the event of any similar default or defaults thereafter.

        (D) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or holders of any other class of capital stock as set forth herein) for taking any corporate action.

    Section 4.  CERTAIN RESTRICTIONS.

        (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, provided that the Corporation may at any time purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

        (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
    Section 4, purchase or otherwise acquire shares at such time and in such manner.

        Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an aggregate amount equal to
    (a) $35.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment plus (b) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up, disregarding for this purpose the amounts referred to in clause (b) of the preceding sentence. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case proper provision shall be made so that the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. The Company shall not consummate any such consolidation, merger, combination or other transaction unless prior thereto the Company and the other party or parties to such transaction shall have so provided in any agreement relating thereto. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

        Section 9. RANKING. The Series A Preferred Stock shall rank on a parity with all other series of the Corporation's preferred stock outstanding as of December 16, 1985, as to the payment of dividends and the distribution of assets.

        Section 10. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.

        IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 16th day of December 1985.

                                          /s/  ROBERT V. WEST, JR.
                                          Robert V. West, Jr., Chairman
                                          and Chief Executive Officer

                                          Attest:

                                          /s/  JOHN H. WHITWORTH, JR.
                                          John H. Whitworth, Jr.,
                                          Assistant Secretary